Exhibit 99.1

NEWS RELEASE

TERADATA ANNOUNCES CEO CHANGE

Victor L. Lund Elected President and Chief Executive Officer

Mr. Lund to Oversee the Implementation of Teradata’s Transformation

Mike Koehler Steps Down

ATLANTA, May 5, 2016 – Teradata Corp. (NYSE: TDC) today announced that its Board of Directors has elected Victor L. Lund, a member of Teradata’s Board of Directors since September 2007, as President and Chief Executive Officer. Mr. Lund succeeds Mike Koehler who has stepped down as Teradata’s President, CEO and Board Director, effective immediately.

Mr. Lund has spent his career overseeing and executing the transformation, growth and development of organizations across diverse industry sectors. He brings to the company deep operating and leadership experience, financial management knowledge and a global business perspective.

“Vic has been a valuable contributor to the Teradata Board, and, importantly, he has been instrumental in the Board’s oversight of Teradata’s transformation,” said Jim Ringler, Chairman of Teradata’s Board of Directors. “Vic is an accomplished executive with a deep understanding of our business, operations and the strategies we are implementing. At Teradata, we are undertaking a comprehensive transformation, including both our technology and go-to-market strategy. We are confident that, under Vic’s leadership, Teradata is well-positioned to realize the benefits of this transformation and to build on the company’s strengths, drive long term growth and increase shareholder value. As CEO, Vic will also be highly focused on organizational development and succession planning to address the leadership needed as the company enters its next phase.”

“On behalf of the Board and the company, I want to thank Mike for his many contributions to Teradata. During his tenure as Teradata’s CEO, Mike advanced the company’s leadership position in data and analytics, gaining continued recognition from leading industry analysts for technology innovations. Significantly, Mike is known for his enduring commitment to customer success,” added Mr. Ringler.

Mr. Koehler said, “It has been a privilege to lead Teradata’s talented employees for the past 14 years, and I am extremely proud of the many accomplishments achieved by the Teradata team during my tenure. I believe now is the right time for new leadership to take the company forward.”

“It is an honor to be appointed President and Chief Executive Officer of Teradata,” said Mr. Lund. “During my time on the Teradata Board, I have gained an intimate knowledge of where we are, but, more importantly, of where we need to go. I have a passion for Teradata and our transformation, and I intend to oversee a rigorous implementation of the needed changes. With the support of the talented team at Teradata, we will optimize our go-to-market strategy, develop new cloud-based and flexible solutions our customers need, reinvigorate our organization and leadership and deliver value to our shareholders.”

ABOUT VICTOR L. LUND

Mr. Lund served as chair of the Audit Committee on Teradata’s Board of Directors. He was the non-executive chairman of the board of DemandTec, Inc., a publicly-held, on-demand applications company, from December 2006 until February 2012. Previously, Lund was non-executive chairman of the board of Mariner Health Care, Inc., a long-term health care services company, from 2002 to 2004, and he was vice chairman of Albertson’s, Inc. from 1999 to 2002. He was also chairman of the board of American Stores Company from 1995 until 1999 and its chief executive officer from 1992 until 1999. During his 22-year career with American Stores, Mr. Lund also held many operating executive positions. He also serves as a director of Service Corporation International and has served on a number of publicly-traded company boards, including Del Monte Foods Company and Delta Airlines.

Note to Investors

This news release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements are based upon current expectations and assumptions and involve risks and uncertainties that could cause Teradata’s actual results to differ materially. In addition to the factors discussed in this release, other risks and uncertainties could affect our future results, and could cause actual results to differ materially from those expressed in such forward-looking statements. Such factors include those relating to: the global economic environment in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers, and other general economic and business conditions; the rapidly changing and intensely competitive nature of the information technology industry and the data analytics business, including the increased pressure on price/performance for data analytics solutions; fluctuations in our operating results, unanticipated delays or accelerations in our sales cycles and the difficulty of accurately estimating revenues; failure to realize the anticipated benefits of our business transformation program, divestitures, senior management changes, or other restructuring and cost saving initiatives; risks inherent in operating in foreign countries, including the impact of economic, political, legal, regulatory, compliance, cultural, foreign currency fluctuations and other conditions abroad; the timely and successful development, production or acquisition and market acceptance of new and existing products and services, including our ability to accelerate market acceptance of new products and services as well as the reliability, quality, security and operability of new products because of the difficulty and complexity associated with their testing and production; tax rates; turnover of workforce and the ability to attract and retain skilled employees; availability and successful exploitation of new acquisition and alliance opportunities; our ability to execute integration plans for newly acquired entities, including the possibility that expected synergies and operating efficiencies may not be achieved, that such integration efforts may be more difficult, time-consuming or costly than expected, and that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; recurring revenue may decline or fail to be renewed; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class and secure internal information technology and control systems; and other factors described from time-to-time in the company’s filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and subsequent quarterly reports on Forms 10-Q, as well as the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Teradata

Teradata (NYSE: TDC) offers a leading portfolio of big data analytic solutions and services that help organizations gain a sustainable competitive advantage with data. Visit teradata.com.

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INVESTOR CONTACT: Gregg Swearingen Teradata (937) 242-4600 gregg.swearingen@teradata.com	MEDIA CONTACT: Mike O’Sullivan Teradata (937) 242-4786 mike.osullivan@teradata.com

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